Exhibit 10.1

February 2, 2025

Paul R. Goodfellow

Re: Offer Letter Agreement

Dear Paul:

This offer letter agreement (the “Offer Letter”), including its Exhibit A, sets forth the terms and conditions of your employment with Talos Energy Inc. (the “Company”), provided that such employment and this Offer Letter are contingent upon, and shall only be deemed valid, effective, and binding upon the Company’s confirmation that the conditions set forth in that certain Letter of Intent dated November 18, 2024, by and between you and the Company, have been satisfied. If these terms and conditions are acceptable, please sign and date a copy of this Offer Letter and return it to me.

1. You will be employed by the Company in the position of President and Chief Executive Officer, commencing on March 1, 2025, or such other date mutually agreed upon by you and the Company upon which you commence employment with the Company or its affiliates (such date, the “Start Date”). Your principal place of employment will be the Company’s offices in Houston, Texas.

2. You will be paid a base salary at the rate of $975,000 per year (pro-rated for partial years during the employment period), less applicable withholdings and deductions, which will be paid in accordance with the Company’s normal payroll practices (the “Base Salary”). Because your position is exempt, you will not be eligible to receive overtime.

3. You will be eligible to participate in the employee benefit plans that the Company, in its discretion, maintains for other senior executives (including but not limited to, the Talos Energy Operating Company LLC Amended and Restated Executive Severance Plan, as amended from time to time, under which you will be designated a “Tier 1 Executive”), as in effect from time to time and subject to the terms and conditions of the applicable plan documents. The Company expressly reserves the right to modify, substitute, or eliminate such employee benefit plans and programs at any time.

4. In respect of the 2025 calendar year, you will be eligible to receive a cash bonus with a target bonus opportunity of 125% of your Base Salary (the “Bonus”), based upon and subject to the achievement of performance objectives and other terms and conditions, in each case, established and determined by the Company, which Bonus, if any, will be paid when such bonuses are regularly paid to other similarly situated employees, subject to your employment on the applicable payment date.

5. In respect of the 2025 calendar year, you will be eligible to receive an award under the Amended and Restated Talos Energy Inc. 2021 Long Term Incentive Plan, as amended,

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modified and/or amended and restated from time to time, or any successor plan thereto (the “LTIP”), comprised of (i) time-based Restricted Stock Units (as defined in the LTIP) (the “RSUs”) with a target grant date value equal to $2,250,000 and (ii) performance-based Restricted Stock Units (“PSUs”) with a target grant date value equal to $2,250,000 (the “2025 Equity Awards”). The 2025 Equity Awards shall be subject to your continued employment and compliance with any restrictive covenants by which you may be bound through the applicable grant date and the terms and conditions of the LTIP and any award agreement granted thereunder in respect of the 2025 Equity Awards, which award agreement terms shall be substantially similar to those applicable to similarly situated senior executives of the Company. The 2025 Equity Awards shall be granted at such time as equity awards are generally granted under the LTIP to similarly situated senior executives of the Company for the 2025 calendar year and the target grant date value will be based on the twenty (20) trading-day volume weighted average price (the “VWAP”) up to and including February 28, 2025.

6. Provided your Start Date is on or before March 1, 2025, you will be eligible to receive a sign-on bonus (the “Sign-On Bonus”) of $100,000 (before taxes and other applicable withholdings), payable in cash within fifteen (15) days of the Start Date. If your employment is terminated by the Company for “cause” (as defined in the LTIP) or if you resign prior to the first anniversary of the Start Date, you will be obligated to repay to the Company in cash, within fifteen (15) days of such termination of employment, the Sign-On Bonus previously paid to you.

7. As soon as practicable following the Start Date but in all events within fifteen (15) days following the Start Date, you will be granted an award under the LTIP comprised of (i) RSUs with a grant date value equal to $800,000 (the “RSU Sign-On Award”), which shall vest as to one-third on each the first, second, and third anniversaries of the grant date, and (ii) PSUs with a grant date value equal to $1,600,000, which shall be eligible to vest and settle during the three (3) year performance period commencing on the date of grant as to (y) fifty percent (50%) on the first trading day in which the closing price of the Stock (as defined in the LTIP) is equal to or greater than $14.00 for sixty (60) consecutive trading days and (z) fifty percent (50%) on the first trading day in which the closing price of the Stock (as defined in the LTIP) is equal to or greater than $16.00 for sixty (60) consecutive trading days (the “PSU Sign-On Award,” and collectively with the RSU Sign-On Award, the “Sign-On Equity Awards”). The Sign-On Equity Awards shall be subject to your continued employment and compliance with any restrictive covenants by which you may be bound through the applicable grant date and the terms and conditions of the LTIP and any award agreement granted thereunder in respect of the Sign-On Equity Awards, and the grant date value will be based on the twenty (20) trading-day VWAP up to and including February 28, 2025.

8. Upon your relocation to Houston, Texas, the Company will reimburse you (i) up to $60,000 in respect of your United Kingdom lease payments from the date of your relocation until the date that is three (3) months from your Start Date and (ii) up to $50,000 for actual out-of-pocket moving expenses reasonably incurred and directly related to your relocation to Houston, Texas, each subject to substantiation in accordance with the Company’s policies as in effect from time to time (the “Relocation Reimbursement”). Requests for Relocation Reimbursement, and the provision of appropriate documentation of the same shall be submitted no later than February 1, 2026. All Relocation Reimbursements shall be paid to you no later than thirty (30) days following submission of appropriate documentation of such expense. If your employment is terminated by

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the Company for “cause” (as defined in the LTIP) or if you resign prior to the first anniversary of the Start Date, you will be obligated to repay to the Company in cash, within fifteen (15) days of such termination of employment, the Relocation Reimbursement previously paid to you.

9. Your employment with the Company will be at-will, meaning that either you or the Company may terminate your employment at any time, for any reason or no reason, subject to the Notice provision set forth in Paragraph 1 of the Confidentiality Agreement (as defined below).

10. You also represent that you are not subject to any agreement (including but not limited to any agreement containing non-competition, non-solicitation, or confidentiality obligations), order, judgment, or decree of any kind which would prevent you from entering into this Offer Letter or performing the services that you will be performing for the Company. You further promise that should you become aware of any reason you cannot join or remain employed by the Company, or fully execute your responsibilities for the Company, you will immediately notify the Company in writing. Similarly, if you receive any communication from a former employer or any other person or entity claiming you cannot join or continue employment at the Company or perform all of your duties as a Company employee, you will immediately notify the Company’s Board of Directors of these developments in writing. You also represent that you will abide by all contractual obligations you may have to all prior employers and that you will not retain, review, or utilize any other person’s or entity’s confidential, attorney-client privileged, or proprietary information or share or disclose any such information with or to any other person or entity. The Company disclaims any interest in any confidential, privileged, or proprietary information of any person or entity other than the Company and instructs you not to disclose or use any such confidential, privileged, or proprietary information. You further represent that you did not engage in any misconduct, and were not subject to any disciplinary action, while employed by or performing services for any former employer or other person or entity that could reasonably be expected to cause any damage the Company’s reputation, business or employees, including but not limited to any conduct constituting sexual misconduct, sexual harassment, harassment, or discrimination, or the cover-up of such conduct. Further, you represent that you maintain, and during the term of your employment at the Company will continue to maintain, all admissions, memberships, licenses, and authorizations necessary to carry out the obligations and responsibilities of your employment at the Company.

11. You agree to devote all your business time and attention to your duties for the Company and its affiliates and to perform your duties and responsibilities diligently, loyally, and consistent with the policies, procedures and practices of the Company and its affiliates. You agree to comply with all terms and conditions set forth in this Offer Letter, the Company’s policy documents, and any other policies, memoranda, and communications applicable to you. Failure to comply with all such policies and procedures shall be grounds for disciplinary action up to and including termination.

12. As a pre-condition of the Company hiring you, and as a material term of this Offer Letter and your employment at the Company, you must execute and comply with the Confidentiality and Restrictive Covenant Agreement attached as Exhibit 1 hereto (the “Confidentiality Agreement”). Please review and execute the Confidentiality Agreement and return it to me with your signed copy of this Offer Letter. The Confidentiality Agreement is incorporated into this Offer Letter by reference, and upon your acceptance of the terms of this

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Offer Letter, you will be bound by the terms of the Confidentiality Agreement. Any disputes arising under this Offer Letter, or otherwise arising between you and any of the Company Parties (as defined in the Confidentiality Agreement), shall be resolved in accordance with Paragraphs 10 and 11 of the Confidentiality Agreement.

13. This Offer Letter (including the Confidentiality Agreement attached as Exhibit 1) replaces and supersedes any previous offer letter or employment agreement between you and any of the Company Parties, as well as any written or oral understandings of any kind concerning the terms or conditions of your employment. You specifically acknowledge and agree that notwithstanding any discussions or negotiations you may have had with any of the Company Parties prior to the execution of this Offer Letter, you are not relying on any promises or assurances other than those explicitly contained in this Offer Letter and the Confidentiality Agreement. This Offer Letter and the Confidentiality Agreement contain the entire understanding of the parties with respect to the matters set forth herein, and the terms and conditions of your employment can be modified only in an agreement signed by you and the Company’s Interim President and Chief Executive Officer.

14. This Offer Letter shall be governed by the laws of the State of Texas, without giving effect to principles of conflicts of laws.

15. This Offer Letter may be executed in counterparts, both of which together shall constitute one and the same agreement. Facsimile, PDF, and other true and accurate copies of this Offer Letter shall have the same force and effect as originals hereof.

16. You may not assign your rights or obligations under this Offer Letter or the Confidentiality Agreement. You agree that the Company may assign this Offer Letter and/or the Confidentiality Agreement without advance notice to you.

17. This Offer Letter shall be interpreted strictly in accordance with its terms, to the maximum extent permissible under governing law, and shall not be construed against or in favor of any party, regardless of which party drafted this Offer Letter or any provision hereof. If any provision of this Offer Letter is determined to be unenforceable as a matter of governing law, an arbitrator or reviewing court shall have the authority to “blue pencil” or otherwise modify such provision so as to render it enforceable while maintaining the parties’ original intent to the maximum extent possible. Each provision of this Offer Letter is severable from the other provisions hereof, and if one or more provisions hereof are declared invalid, the remaining provisions shall nevertheless remain in full force and effect. For purposes of this Offer Letter, the connectives “and,” “or,” and “and/or” shall be construed either disjunctively or conjunctively as necessary to bring within the scope of a sentence or clause all subject matter that might otherwise be construed to be outside of its scope.

18. You agree that it is the intent of you and the Company Parties that all payments you receive pursuant to this Offer Letter and the Confidentiality Agreement will comply with or be exempt from Section 409A of the Internal Revenue Code of 1986 (“Section 409A”). None of the Company Parties shall be liable for any failure of such payments to comply with, or be exempt from, Section 409A. You are hereby advised to consult your personal tax advisors with respect to amounts payable hereunder. Any reference to termination of employment or similar terms as used

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in this Offer Letter will mean a “separation from service” under Section 409A. Each payment payable hereunder shall constitute a payment in a series of separate payments for all purposes. In no event will you be able to direct payment or the year of payment of any amounts due hereunder.

19. Your employment at the Company is subject to final satisfactory completion of the Company’s pre-employment screening process (including any criminal background check process), in the Company’s sole discretion.

20. Your employment also is contingent upon your having and maintaining authorization to work in the United States. When you commence your employment, you will be required to produce documents showing that you are authorized to be employed in the United States.

21. To accept this offer, please sign and date this Offer Letter and return it (and the signed Confidentiality Agreement) to me by no later than February 3, 2025 after which this offer will be null and void).

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Sincerely,

Talos Energy Inc.

By:	/s/ William S. Moss III
Name:	William S. Moss III
Title:	Interim Co-President, Interim Chief Executive Officer, Executive Vice President, General Counsel and Secretary

Confirmed and Agreed:

/s/ Paul R. Goodfellow
Paul R. Goodfellow

Date: February 2, 2025

Signature Page to Offer Letter

EXHIBIT A

CONFIDENTIALITY AND RESTRICTIVE COVENANT AGREEMENT

As a pre-condition of Talos Energy Inc. (the “Company”) hiring and employing you, and in consideration for the rights and benefits provided to you under the offer letter agreement between you and the Company, effective as of the date you execute it (the “Offer Letter”), to which this Confidentiality and Restrictive Covenant Agreement (this “Agreement”) is attached as Exhibit 1, you agree to abide by all of the terms and conditions of this Agreement. You acknowledge and agree that this Agreement, and the terms and conditions herein, are material terms of your employment relationship with the Company, and that the Company would not hire or employ you but for your execution of, and compliance with, this Agreement.

1. Notice. Your employment will be on an “at-will” basis, meaning that either you or the Company may terminate the employment relationship at any time, for any or no reason, subject to the following notice requirements: you may resign your employment at any time on sixty (60) days’ advance written notice to the Company and the Company may terminate your employment at any time on up to sixty (60) days’ advance written notice to you (such advance notice period, whether provided by you or by the Company, the “Notice Period”); provided, however, that whether you resign or are terminated, the Company reserves the right, in its sole discretion, to waive all or part of the Notice Period, such that your resignation or termination will become effective prior to the conclusion of this period, and the Company will not be required to pay you your salary or any bonus or any other amounts following the date your termination becomes effective. To the extent the Company does not waive the Notice Period, you shall remain employed through the Notice Period (or such portion thereof not waived by the Company), and shall continue to receive your regular base salary (minus appropriate deductions and withholdings) through such period, but the Company may, in its sole discretion, direct you to continue performing your regular duties; cease performing some or all of your duties; transition your duties to other individuals; refrain from communicating with Company employees, investors, potential investors, counterparties, and other third parties; and/or refrain from entering the Company’s premises. For avoidance of doubt, you will remain a Company employee and will continue to be bound by the terms of this Agreement during any Notice Period.

2. Confidential Information.

(a) You acknowledge that the Company Parties are engaged in a highly competitive industry and that they must protect their proprietary and confidential information and trade secrets against unauthorized use or disclosure, which would irreparably harm the Company Parties’ interests. You acknowledge that you recognize that the disclosure by the Company Parties of certain Confidential Information (as defined below) will be necessary and useful to your performance of job duties or services for the Company Parties. As a result, you will be provided Confidential Information that could be used by competitors and customers of the Company Parties in a manner that would irreparably harm the Company Parties’ competitive position in the marketplace. Except as authorized or directed by the Company in connection with the proper performance of your duties and obligations, or as provided below, you shall not, at any time during your employment with the Company or at any time after your employment with the Company ends (regardless of whether you resign or are terminated or the reason for such resignation or termination), directly or indirectly, use, disclose, exploit, remove, copy, or make available to any other person or entity any Confidential Information, including for your own personal use or advantage or for the use or advantage of any person or entity other than the Company Parties (as defined below), except as otherwise explicitly provided herein.

(b) “Confidential Information” means the following nonpublic information, confidential information, proprietary information, trade secrets, or other sensitive information (whether in oral, written, electronic, or any other form) concerning, created by, or relating to any of the Company Parties

(as defined below): information about products; services; systems; designs; inventions; finances (including prices, costs, and revenues); marketing plans; sales; sales strategies; prospects; pricing; pricing strategies; programs; methods of operation; licenses; prospective and existing investment management agreements; profits; databases; operational methods; potential transactions; pending negotiations; computer programs; algorithms; pending patent applications; identity of investments in and composition and characteristics of various investments, including but not limited to information about any client’s or investor’s individually managed accounts and/or portfolios; financial results; risk management; investment strategies; investment philosophies; research; proprietary research; internal controls; security protocols and procedures (including cybersecurity protocols and procedures); formulas; models (including statistical and economic models); Work Product (as defined below); proposals; files; data; diagrams; specifications; accounting systems; computer software; dealer lists; information regarding current or prospective customers, clients, investors, marketers, advertisers, vendors, or consultants (including lists of current or prospective customers, clients, or investors, and information concerning their identities, addresses, contact persons, contact information, business or investment status, preferences, strategies, or needs); due diligence; financial information; non-public business strategies; trading strategies, methodologies, techniques, and characteristics (including specific instruments traded and their costs, profitability, and holding periods); positions; techniques (including forecasting techniques); flow charts; source codes; research and development procedures; test results; financing and clearing information; marketing techniques, materials, and plans; non-public business plans; market analyses and projections; personal information about the Company Parties (and/or their family members), including but not limited to their residence(s), telephone numbers, contact information, financial information, places of employment, activities and interests, and any pictures, photographs or video recordings of any type or format concerning the foregoing persons or their activities; risk management strategies or techniques; templates; negotiations; research; actual or potential transactions or opportunities; investment theses; valuations; valuation models or analyses; and any other information, documents, or materials that may be identified as confidential or proprietary or which is required to be maintained as confidential under governing law or regulation or under an agreement with any third parties. For purposes of this Agreement, (i) the “Company Group” means the Company, and each and all of its former, current, and future affiliates, direct or indirect subsidiaries; and (ii) the “Company Parties” means, collectively, each member of the Company Group, and each and all of their respective current and former shareholders, interest holders, unit holders, advisors, managers, officers, directors, partners, principals, members, employees, fiduciaries, representatives, and agents.

(c) Notwithstanding anything herein to the contrary, in accordance with the Defend Trade Secrets Act, 18 U.S.C. § 1833(b), and other applicable law, nothing in this Agreement, the Offer Letter, or any other agreement or Company policy shall prevent you from, or expose you to criminal or civil liability under federal or state trade secret law for: (i) directly or indirectly sharing any member of Company Group’s trade secrets or other Confidential Information (except information protected by any member of the Company Group’s attorney-client or work product privilege) with law enforcement, an attorney, or with any federal, state, or local government agencies, regulators, or officials (including, but not limited to, the Securities and Exchange Commission, Equal Employment Opportunity Commission, National Labor Relations Board, the Texas Workforce Commission, any commission or division of human rights, an attorney general, or similar state or local analogue) (collectively, “Government Entities”), for the purpose of investigating or reporting a suspected violation of law (including any whistleblower or whistleblower retaliation claim), whether in response to a subpoena or otherwise, without notice to the Company Group; or (ii) disclosing trade secrets in a complaint or other document filed in connection with a legal claim, provided that the filing is made under seal. Further, you shall not be prohibited from discussing or disclosing information related to your general job duties or responsibilities and/or regarding employee wages or benefits, in accordance with applicable law, or from communicating truthfully with any Government Entities.

3. Legal Process; Cooperation.

(a) Except as provided in Paragraph 2(c), above, you agree that in the event you are served with a subpoena, document request, information request, interrogatory, or any other legal process that will or may require you to disclose any Confidential Information, whether during your employment or thereafter (regardless of whether you resign or are terminated, or the reason for such resignation or termination), you will (i) immediately notify the Company’s General Counsel of such fact, in writing (both by email and by FedEx or UPS overnight delivery), and provide a copy of such subpoena, document request, information request, interrogatory, or other legal process, unless such subpoena, document request, interrogatory, or other legal process both is from a court or governmental agency and explicitly prohibits you from doing so, and (ii) to the maximum extent possible, not make any disclosure until the Company has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure, limit the scope or nature of such disclosure, and/or seek to participate in the proceeding or matter in which the disclosure is sought.

(b) You agree that during your employment with the Company and thereafter (regardless of whether you resign or are terminated, or the reason for such resignation or termination), you shall, without any additional consideration to that provided in your Offer Letter, provide reasonable and timely cooperation in connection with (i) any actual or threatened litigation, inquiry, review, investigation, process, or other matter, action, or proceeding (whether conducted by or before any court, regulatory, or governmental entity, or by or on behalf of any Company Party), that relates to events occurring during your employment at the Company or about which the Company otherwise believes you may have relevant information; (ii) the transitioning of your role and responsibilities to other personnel; and (iii) the provision of information in response to the Company’s requests and inquiries and relating to topics about which the Company otherwise believes you may have relevant information. Your cooperation shall include being available to (x) meet with and provide information to the Company Parties and their counsel or other agents in connection with fact-finding, investigatory, discovery, and/or pre-litigation or other proceeding issues, and (y) provide truthful testimony (including via affidavit, deposition, at trial, or otherwise) in connection with any such matter, all without the requirement of being subpoenaed. The Company shall try to schedule your cooperation pursuant to this Paragraph so as not to unduly interfere with your other personal or professional pursuits.

4. Protected Property. You acknowledge and agree that all property, proprietary materials, Confidential Information, documents, records, files, memoranda, email, computer media, software, equipment (including laptops, iPhones, iPads, smartphones, tablets, and other devices), system and software login information, passwords, access codes, authorization codes (to the extent such passwords, access codes, or authorization codes relate in whole or in part to the Company Parties’ respective businesses, data rooms, systems, sites, or information), telephone numbers, e-mail addresses, messaging contact information, identification cards, keys, and any other materials in any form (whether paper, electronic, or otherwise, and all copies thereof) relating or belonging to any of the Company Parties (collectively “Protected Property”), created by you or coming into your possession, custody, or control, in whole or in part, during the course of your employment with the Company or affiliation with any of the Company Parties, are the sole property of the Company Parties. Upon the termination of your employment with the Company for any reason, or upon the request of the Company at any time, you agree to promptly deliver all Protected Property (including all Confidential Information) to the Company, and to then promptly destroy any copies of any Confidential Information remaining in your (or your family members’) possession, custody, or control, including on any computers, laptops, disks, drives, email accounts (including Gmail, Yahoo, and any other email accounts, systems, or applications), instant messaging accounts (including texts, iMessage, WhatsApp, and any other messaging accounts, systems, or applications), storage clouds, paper files, and any and all other repositories or locations in which such information may be stored. At no time will you remove or copy or cause to be removed from the premises of the Company any original or copy of any Protected Property except in furtherance of your proper duties to the Company and in accordance with the terms of this Agreement and all applicable Company policies and procedures.

5. Work Product. You agree that any and all developments, improvements, inventions, discoveries, creations, formulae, algorithms, processes, systems, interfaces, protocols, concepts, programs, products, investment strategies, valuation models, risk management tools, methods, designs, and works of authorship, and any and all documents, information (including Confidential Information), or things relating thereto, whether patentable or not, within the scope of or pertinent to any business, research, or investment in which the Company or any other member of the Company Group is engaged or (if such is known to or ascertainable by you) considering engaging, which you may conceive, make, author, create, invent, develop, or reduce to practice, in whole or in part, during your employment with the Company or affiliation with any of the Company Parties, whether alone or working with others, whether during or outside of normal working hours, whether inside or outside of the Company’s offices, and whether with or without the use of the Company’s computers, systems, materials, equipment, or other property (the foregoing, individually and collectively, “Work Product”), shall be and remain the sole and exclusive property of the Company; provided that “Work Product” will not include any invention that satisfies each of the following prongs: (a) you developed the invention entirely on your own time without using the Company’s equipment, supplies, facilities, or trade secret information, (b) the invention does not relate, at the time of conception or reduction to practice, to the Company’s business or actual or demonstrably anticipated research or development, and (c) the invention does not result from any work you have performed for the Company. To the maximum extent allowable by law, any Work Product subject to copyright protection shall be considered “works made for hire” for the Company under U.S. copyright law. To the extent that any Work Product that is subject to copyright protection is not considered a work made for hire, or to the extent that you otherwise have or retain any ownership or other rights in any Work Product (or any intellectual property rights therein) anywhere in the world, you hereby assign and transfer to the Company all such rights, including the intellectual property rights therein, effective automatically as and when such Work Product is conceived, made, authored, created, invented, developed, or reduced to practice. The Company shall have the full worldwide right to use, assign, license, and/or transfer all rights in, with, to, or relating to Work Product (and all intellectual property rights therein). You shall, whenever requested to do so by the Company (whether during your employment or thereafter), execute any and all applications, assignments, and/or other instruments, and do all other things (including cooperating in any matter or giving testimony in any legal proceeding) which the Company may deem necessary or appropriate in order to (x) apply for, obtain, maintain, enforce, or defend patent, trademark, copyright, or similar registrations of the United States or any other country for any Work Product; (y) assign, transfer, convey, or otherwise make available to the Company any right, title, or interest which you might otherwise have in any Work Product; and/or (z) confirm the Company’s right, title, and interest in any Work Product. You further agree that if the Company is unable, after reasonable effort, to secure your signature on any such documents, any officer of the Company shall be entitled to execute any such documents as your agent and attorney-in-fact. You hereby irrevocably designate and appoint each current and future officer of the Company as your agent and attorney-in-fact to execute any such documents, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Work Product. You shall promptly communicate and disclose all Work Product to the Company and, upon request, report upon and deliver all such Work Product to the Company. You shall not use or permit any Work Product to be used for any purpose other than on behalf of the Company Parties, whether during your employment or thereafter.

6. Non-Competition. As a further material inducement for the Company to employ you hereunder, you agree that during your employment with the Company (inclusive of any Notice Period), and for the twenty-four (24) month period thereafter (regardless of whether you resign or are terminated, or the reason for any such resignation or termination), you shall not, directly or indirectly, whether or not for compensation, and whether or not as an employee, (a) be engaged in or have any financial interest in any Competitive Business (as defined below), (b) form, plan, establish, market for, or promote any Competitive Business in any way, or (c) provide services of any kind to any person or entity engaged in, or any affiliate of any person or entity engaged in, a Competitive Business. For purposes of this Paragraph 6, “Competitive Business” means any person or entity that is engaged in or preparing to engage in the business of acquiring, exploiting and/or developing oil and gas assets anywhere in the world, including but not limited to the parishes listed on Annex 1 hereto.

7. Non-Solicitation.

(a) Non-Solicitation of Customers and other Business Relationships. Except as authorized by the Company in furtherance of your employment duties, during your employment with the Company (inclusive of any Notice Period) and for the twenty-four (24) month period following the termination of your employment (regardless of whether you resign or are terminated, or the reason for any such resignation or termination), you shall not, without the express written consent of the Company’s General Counsel (which consent may be granted or withheld in the Company’s sole and absolute discretion), whether as an employee, director, principal, partner, member, consultant, volunteer, or otherwise, directly or indirectly, (i) for the benefit of any person or entity other than the Company Group, directly or indirectly solicit (regardless of which party initiated contact), induce, or attempt to induce (or direct or assist any person or entity for the foregoing purposes) any customer, Prospective Customer (as defined below), investor, vendor, supplier, or other business relation of the Company Group, with whom you had business contact or as to whom you learned or obtained Confidential Information during your employment with the Company, to (A) terminate or diminish its relationship with the Company Group, or (B) become a customer, tenant, investor, vendor, or supplier of any Competitive Business, or (ii) interfere with, diminish, appropriate, seize, solicit, divert, or usurp any business, commercial, investment, financial, strategic, or other opportunity or project of or relating to any member of the Company Group of which you became aware of through or as a result of your employment with the Company. For the purposes of this Paragraph 7(a), “Prospective Customer” means any person or entity that you or the Company have directly solicited, including either meeting with such person or entity regarding a prospective engagement or transaction or scheduling or making substantial preparations for such a meeting, within the twelve (12) months prior to the termination of your employment with the Company.

(b) Non-Solicitation of Personnel. You agree that during your employment with the Company (inclusive of any Notice Period) and for the twenty-four (24) month period following the termination of your employment (regardless of whether you resign or are terminated, or the reason for any such resignation or termination), you shall not, without the express written consent of the Company’s General Counsel (which consent may be granted or withheld in the Company’s sole and absolute discretion), directly or indirectly, solicit, hire, recruit, employ, engage, or retain; aid, assist, direct, or encourage others to solicit, hire, recruit, or retain; or directly or indirectly, supervise, work with, work alongside of, or work for any person who as of such date, or at some time during the twelve (12) months preceding such date, is or was a member, partner, principal, owner, officer, director, employee, contractor, or consultant of the Company or any member of the Company Group.

8. Non-Disparagement; Non-Publicity. Except as provided in Paragraph 2(c) above, you agree that, both during and after your employment, (a) you will not, whether in private or in public, directly or indirectly, make, publish, encourage, ratify, or authorize, or aid, assist, or direct any other person or entity in making or publishing, any statements that in any way defame, criticize, malign, impugn, reflect negatively on, or disparage any Company Party, or place any Company Party in a negative light, in any manner whatsoever; and (b) absent the explicit written approval of the Company’s General Counsel, you will not (i) comment upon or discuss any of the Company Parties (whether disparagingly or otherwise) on any Media (as defined below); (ii) make any statement, posting, or other communication in, on, to, or through any media (whether print, television, radio, the internet, social media, or with or through any reporter, blogger, “app” (such as Instagram, Snapchat, X (formerly known as Twitter), TikTok, or the like), or otherwise, collectively “Media”) that purports to be on behalf of any Company Party, or which a third party may perceive (A) has been authorized, approved, or endorsed by a Company Party or (B) reflects the views of any Company Party; (iii) share, post, transmit, or upload any material related to any of the Company Parties (regardless of whether such comments, statements, or material are disparaging) with, to, through, or on any Media; (iv) utilize your Company email account on any Media or for any other non-work purpose; (v) utilize any Company Party’s logo, graphics, trade names, or trademarks on any Media or for any other purpose; (vi) provide any Company Party’s promotional material to any Media outlet; or (vii) aid, assist, or direct any other person or entity to do any of the foregoing.

9. Reasonableness/Tolling. You hereby acknowledge that the limitations set forth in Paragraphs 1 through 8 of this Agreement are fair, reasonable, and necessary for the protection of the Company Parties and their businesses, and will not prevent you from earning a livelihood after the termination of your employment with the Company. You recognize that these restrictions are appropriate based on the access to the Company’s Confidential Information that you will enjoy, the access to Company investors and prospective investors that you will have as a result of your employment and position with the Company, and the risk of unfair competition that the Company will face absent such restrictions. You agree that should you breach any of the provisions of Paragraphs 6 or 7, above, the running of the applicable restricted period shall be tolled during the period of such breach.

10. Remedy for Breach. You agree that your breach or threatened breach of any of the restrictions set forth in Paragraphs 1 through 8 and/or Paragraph 11 of this Agreement will result in irreparable and continuing damage to the Company Parties for which there is no adequate remedy at law. Thus, in addition to the Company’s right to arbitrate disputes hereunder, the Company Parties shall be entitled to obtain emergency equitable relief, including a temporary restraining order and/or preliminary injunction, in aid of arbitration, from any state or federal court of competent jurisdiction and/or from the American Arbitration Association (“AAA”), without first posting a bond, to restrain any such breach or threatened breach. In any proceeding for emergency equitable relief and upon any motion for a temporary or permanent injunction, the Company’s right to receive monetary damages shall not be a bar or interposed as a defense to the granting of such relief. The Company’s right to equitable relief hereunder is in addition to, and not in lieu of, any other rights and remedies available to the Company Parties under law or in equity. Upon the issuance (or denial) of an injunction, the underlying merits of any dispute will be resolved in accordance with the arbitration provisions of Paragraph 11 of this Agreement.

11. Arbitration.

(a) Except as provided in Paragraph 10 of this Agreement, the parties irrevocably and unconditionally agree that any past, present, or future dispute, controversy, or claim arising under or relating to this Agreement or the Offer Letter; arising under any federal, state, local, or foreign statute, regulation, constitution, law, ordinance, or the common law; or arising in connection with your employment or affiliation or the termination thereof; involving you, on the one hand, and any of the Company Parties, on the other hand, including both claims brought by you and claims brought against you, shall be submitted for resolution to binding arbitration as provided herein. Except as provided in Paragraph 10 or Paragraph 11(c) hereof, you waive any right or ability to participate in any court proceeding, including any class, collective, or multi-party action, against any of the Company Parties. You also agree to bring arbitrations only on an individual basis, and not (i) as a co-claimant with any other individual(s) against any of the

Company Parties, or (ii) on a putative class or collective basis. Any such arbitration shall be conducted in accordance with the Federal Arbitration Act, 9 U.S.C. § 1 et seq. (“FAA”); shall be administered by the AAA; shall be conducted in accordance with AAA’s Employment Arbitration Rules and Procedures (“AAA Rules”), as modified herein; and shall be conducted by a single arbitrator, who shall be a partner at an “AmLaw 200” law firm based in Houston, Texas. Such arbitration will be conducted in Houston, Texas, and the arbitrator will apply Texas law, including federal statutory law as applied in Texas courts, except to the extent such law is inconsistent with the FAA. The arbitral award shall be in writing, shall state the reasons for the award, and shall be final and binding on the parties. In the event any of the Company Parties substantially prevails in an action involving your breach of any provision of Paragraphs 1 through 8 or 11 hereunder, such party shall be entitled to an award including its reasonable attorneys’ fees and costs, to the extent such an award is permitted by law. The arbitrator otherwise shall not have authority to award attorneys’ fees or costs, punitive damages, compensatory damages, damages for emotional distress, penalties, lost opportunities, or any other damages or relief not measured by the prevailing party’s actual out-of-pocket losses, except to the extent such relief is explicitly available under a statute, ordinance, or regulation pursuant to which a successful claim is brought. In agreeing to arbitrate your claims hereunder, you hereby recognize and agree that you are waiving your right to a trial in court and/or by a jury. Notwithstanding the foregoing, nothing in this Paragraph 11 shall be construed in a manner that would violate any law or require the arbitration of a claim that is explicitly excluded from compulsory arbitration under the terms of the FAA.

(b) Except as otherwise provided herein, you shall treat the arbitration under this Paragraph 11 as strictly confidential, and you shall not disclose the existence or nature of any claim, defense, or argument; any documents, correspondence, pleadings, briefing, exhibits, arguments, testimony, evidence, or information exchanged or presented in connection with any claim, defense, or argument; or any rulings, decisions, or results of any claim, defense, or argument (collectively, “Arbitration Materials”) to any third party, with the sole exception of your legal counsel, who you shall ensure complies with these confidentiality terms. In the event of any court proceeding to challenge or enforce an arbitrator’s award under Paragraph 11(a), the parties hereby consent to the exclusive jurisdiction of the state and federal courts sitting in Houston, Texas; agree to exclusive venue in that jurisdiction; and waive any claim that such jurisdiction is an inconvenient or inappropriate forum. There shall be no interlocutory appeals to any court of any order issued in accordance with Paragraph 11(a) or 11(b), or any motions in any court to vacate any arbitral order except (i) a final award on the merits issued in accordance with AAA Rule 39, or (ii) a final Interim Award issued in accordance with Optional Rule 4 which (A) concludes that the AAA lacks jurisdiction over the dispute and (B) dismisses the matter in its entirety. The parties agree to take all steps necessary to protect the confidentiality of the Arbitration Materials and all Confidential Information in connection with any court proceeding, agree to use their reasonable best efforts to file any court proceeding permitted herein and all Confidential Information (and all documents containing Confidential Information) under seal, and agree to the entry of an appropriate protective order encompassing the confidentiality terms of this Agreement.

12. Entire Agreement; No Waiver. This Agreement, together with the Offer Letter to which it is attached, replaces and supersedes any and all previous or existing agreements, arrangements, or understandings, whether oral or written, between you and any member of the Company Group relating to the terms and conditions of your employment with the Company and your relationship with the Company Parties. You specifically acknowledge and agree that notwithstanding any discussions or negotiations you may have had with any of the Company Parties prior to the execution of this Agreement, you are not relying on any promises or assurances other than those explicitly contained in this Agreement or the Offer Letter. This Agreement and the Offer Letter contain the entire agreement and understanding of the parties with respect to the matters set forth herein, and the terms and conditions of your employment can be modified only in an agreement signed by you and the Company’s General Counsel. No provision of this Agreement may be amended modified, waived, or discharged except as agreed to in a writing signed by both you and the Company’s General Counsel. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

13. Construction/Severability. The headings in this Agreement are included for convenience of reference only and shall not affect the interpretation of this Agreement. This Agreement shall be interpreted strictly in accordance with its terms, to the maximum extent permissible under governing law, and shall not be construed against or in favor of any party, regardless of which party drafted this Agreement or any provision hereof. For purposes of this Agreement, the connectives “and,” “or,” and “and/or” shall be construed either disjunctively or conjunctively as necessary to bring within the scope of a sentence or clause all subject matter that might otherwise be construed to be outside of its scope, and “including” shall be construed as “including without limitation.” If any provision of this Agreement is determined to be unenforceable as a matter of governing law, an arbitrator or reviewing court shall have the authority to “blue pencil” or otherwise modify such provision so as to render it enforceable while maintaining the parties’ original intent to the maximum extent possible. Each provision of this Agreement is severable from the other provisions hereof, and if one or more provisions hereof are declared invalid, the remaining provisions shall nevertheless remain in full force and effect. The terms of this Agreement shall survive the termination of your employment with the Company, regardless of whether you resign or are terminated or the reason for any such resignation or termination.

14. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas applicable to agreements made and/or to be performed in that State, without regard to any principles of conflicts of law.

15. Third Party Beneficiaries. Each and all of the Company Parties are intended to be, and are, third party beneficiaries of this Agreement and shall be entitled to enforce this Agreement in accordance with its terms.

16. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and both of which together shall constitute one and the same instrument. Facsimile, PDF, and other true and accurate copies of this Agreement shall have the same force and effect as originals hereof.

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To confirm your agreement with all of the terms and conditions provided herein, please sign, date, and return one copy of this Agreement, together with the Offer Letter to which it is attached.

ACCEPTED AND AGREED:

/s/ Paul R. Goodfellow Paul R. Goodfellow	February 2, 2025 Date

Annex 1

The following parishes within the State of Louisiana: Acadia, Allen, Ascension, Assumption, Avoyelles, Beauregard, Bienville, Bossier, Caddo, Calcasieu, Caldwell, Cameron, Catahoula, Claiborne, De Soto, East Baton Rouge, East Carroll, East Feliciana, Evangeline, Franklin, Grant, Iberia, Iberville, Jackson, Jefferson, Jefferson David, La Salle, Lafayette, Lafourche, Lincoln, Livingston, Madison, Morehouse, Natchitoches, Orleans, Ouachita, Plaquemines, Pointe Coupee, Rapides, Red River, Richland, Sabine, St. Bernard, St. Charles, St. Helena, St. James, St. John the Baptist, St. Landry, St. Martin, St. Mary, St. Tammany, Tangipahoa, Tensas, Terrebone, Union, Vermillion, Vernon, Washington, Webster, West Baton Rouge, West Carroll, West Feliciana, Winn.